Exhibit 10.6

Microsoft Corporation

2003 Employee Stock Purchase Plan

As amended effective July 1, 2004

MICROSOFT CORPORATION

2003 EMPLOYEE STOCK PURCHASE PLAN

The 2003 Employee Stock Purchase Plan (the “Plan”) was approved by Company’s Board of Directors on August 22, 2002 and by its Shareholders on November 5, 2002. The Plan was amended to read as set forth herein effective July 1, 2004.

1. Purpose and Structure of the Plan and its Sub-Plans.

1.1 The purpose of this Plan is to provide eligible employees of the Company and Participating Companies who wish to become shareholders in the Company a convenient method of doing so. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company. This Plan document is an omnibus document which includes a sub-plan (“Statutory Plan”) designed to permit offerings of grants to employees of certain Subsidiaries that are Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (“Non-Statutory Plans”) which permit offerings of grants to employees of certain Participating Companies which are not intended to satisfy the requirements of Section 423 of the Code. Section 6 of the Plan sets forth the maximum number of shares to be offered under the Plan (and its sub-plans), subject to adjustments as permitted under Sections 19 and 20. The Committee shall determine from time to time the method for allocating the number of such total shares to be offered under each sub-plan. Such determination shall be in the Committee’s discretion and shall not require shareholder approval.

1.2 The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. Offerings under the Non-Statutory Plans may also be made to employees of entities that are not Subsidiaries.

1.3 All employees who participate in the Statutory Plan shall have the same rights and privileges under such sub-plan except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Committee may adopt Non-Statutory Plans applicable to particular Participating Companies or locations that are not participating in the Statutory

Plan. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Sections 6, 19 and 20 with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plans.

2. Definitions.

2.1 “Account” shall mean the funds accumulated with respect to an individual employee as a result of deductions from such employee’s paycheck (or otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing stock under this Plan. The funds allocated to an employee’s Account shall remain the property of the respective employee at all times but may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.

2.2 “Affiliate” means an entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Committee” means any committee or officer(s) of the Company to which or to whom the Board has delegated any or all of its authority and obligations under this Plan pursuant to Section 22.1. To the extent the Board reserves authority to itself with respect to certain powers under this Plan, or if no Committee has been established, references to Committee shall be construed to mean the Board.

2.6 “Company” means Microsoft Corporation.

2.7 “Compensation” means total cash performance-based pay received by the participant from a Participating Company. By way of illustration, but not limitation, Compensation includes salary, wages, performance bonuses, commissions, incentive compensation and overtime but excludes relocation, equalization, patent and sign-on bonuses, expense reimbursements, meal allowances, commuting or automobile allowances, any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction, and income realized as a result of participation in any stock plan, including without limitation any stock option, stock award, stock purchase, or similar plan, of the Company or any Subsidiary or Affiliate.

2.8 “Enrollment Agreement” means an agreement between the Company and an employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under the Plan.

2.9 “ESPP Broker” means a stock brokerage or other entity designated by the Company to establish accounts for stock purchased under the Plan by participants.

2.10 “Fair Market Value” means the closing bid price as reported on the National Association of Securities Dealers Automated Quotation National Market System or the other primary trading market for the Company’s common stock.

2.11 “Offering Date” as used in this Plan shall be the commencement date of an offering.

2.12 “Participating Company” shall mean the Company and any Subsidiary or Affiliate that has been designated by the Committee to participate in the Plan. For purposes of participation in the Statutory Plan, only the Company and its Subsidiaries may be Participating Companies, and the Committee shall designate from time to time which Subsidiaries will be Participating Companies in the Statutory Plan. The Committee shall designate from time to time which Subsidiaries and Affiliates will be Participating Companies in particular Non-Statutory Plans provided, however, that at any given time, a Subsidiary that is a Participating Company in the Statutory Plan will not be a Participating Company in a Non-Statutory Plan. The foregoing designations and changes in designation by the Committee shall not require shareholder approval. Notwithstanding the foregoing, the term “Participating Company” shall not include any Subsidiary or Affiliate that offers its employees the opportunity to participate in an employee stock purchase plan covering such Subsidiary’s or Affiliate’s common stock.

2.13 “Plan” means this Microsoft Corporation 2003 Employee Stock Purchase Plan.

2.14 “Purchase Price” shall be the price per share of common stock of the Company as established pursuant to Section 5 hereof.

2.15 “Subsidiary” shall mean any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code section 424(f).

3. Employees Eligible to Participate.  Any employee of a Participating Company who is in the employ of any Participating Company on the last business day preceding the Offering Date for an offering is eligible to participate in that offering, except employees whose customary employment is for not more than five months in any calendar year.

4. Offerings.  Subject to the right of the Company in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering, commencing July 1, 2004 the Plan will operate with separate consecutive three-month offerings with the following Offering Dates: July 1, October 1, January 1 and April 1. Unless a termination of or change to the Plan has previously been made by the Company, the final offering under this Plan shall commence on October 1, 2012 and terminate on December 31, 2012. In order to become eligible to purchase shares, an employee must complete and submit an Enrollment Agreement and any other necessary documents before the Offering Date of the particular offering in which she wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.

5. Price.  The Purchase Price per share shall be ninety percent (90%) of the Fair Market Value of the stock on the last regular business day of the offering.

6. Number of Shares to be Offered.  The maximum number of shares that will be offered under the Plan is two hundred million (200,000,000) shares, subject to adjustment as permitted under Section 20. These two hundred million (200,000,000) shares include shares that were available but not used under the prior version of this Plan (i.e., the Microsoft Corporation 1997 Employee Stock Purchase Plan) as well as additional shares that were made available for issuance for the first time as part of the amendment and restatement of the Plan approved by the Board on August 22, 2002 and by the Shareholders on November 5, 2002. The shares to be sold to participants under the Plan will be common stock of the Company. If the total number of shares for which options are to be granted on any date in accordance with Section 12 exceeds the number of shares then available under the Plan or a given sub-plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of such reduction to each employee affected thereby.

7. Participation.

7.1 An eligible employee may become a participant by completing an Enrollment Agreement provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee for this purpose).

7.2 Payroll deductions for a participant shall commence on the Offering Date as described above and shall continue through subsequent offerings pursuant to Section 10 until the participant’s termination of employment, subject to modification by the employee as provided in Section 8.1 and unless participation is earlier withdrawn or suspended by the employee as provided in Section 9.

7.3 Payroll deduction shall be the sole means of accumulating funds in a participant’s Account, except in foreign countries where payroll deductions are not allowed, in which case the Company may authorize alternative payment methods.

7.4 The Company may require current participants to complete a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8. Payroll Deductions.

8.1 At the time an employee files his authorization for a payroll deduction, he shall elect to have deductions made from his Compensation on each payday during the time he is a participant in an offering at any non-fractional percentage rate from 1% to 15%. A participant may change his payroll deduction percentage election, including changing the payroll deduction percentage to zero, effective as of any Offering Date by filing a revised authorization, provided the revised authorization is filed prior to such Offering Date.

8.2 All payroll deductions made for a participant shall be credited to her Account under the Plan. A participant may not make any separate cash payment into such Account nor may payment for shares be made other than by payroll deduction, except as provided under Section 7.3 above.

8.3 A participant may withdraw from or suspend his participation in the Plan as provided in Section 9, but no other change can be made during an offering with respect to that offering. A participant may also make a prospective election, by changing his payroll deduction percentage to zero as set forth in Section 8.1, to cease participation in the Plan effective as of the next Offering Date. Other changes permitted under the Plan may only be made with respect to an offering that has not yet commenced.

9. Withdrawal and Suspension.

9.1 An employee may withdraw from an offering, in whole but not in part, at any time prior to the first day of the last calendar month of such offering by submitting a Withdrawal Notice to the Company, in which event the Company will refund the entire balance of her deductions as soon as practicable thereafter.

9.2 An employee may, at any time prior to the first day of the last calendar month of an offering, reduce to zero the percentage by which he has elected to have his Compensation reduced, thereby suspending participation in the Plan. Such reduction will be effective as soon as administratively feasible after receipt of the participant’s election. Shares shall be purchased in accordance with Section 13 based on the amounts accumulated in the participant’s Account prior to the suspension of payroll deductions.

9.3 If an employee withdraws or suspends her participation pursuant to Sections 9.1 or 9.2 above, she shall not participate in a subsequent offering unless and until she re-enters the Plan. To re-enter the Plan, an employee who has previously withdrawn or suspended participation by reducing payroll deductions to zero must file a new Enrollment Agreement in accordance with Section 7.1. The employee’s re-entry into the Plan will not become effective before the beginning of the next offering following her withdrawal or suspension, and if the employee is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, she may not re-enter the Plan before the beginning of the second offering following her withdrawal.

10. Automatic Re-Enrollment.  At the termination of each offering each participating employee who continues to be eligible to participate pursuant to Section 3 shall be automatically re-enrolled in the next offering, unless the employee has advised the Company otherwise. Upon termination of the Plan, any balance in each employee’s Account shall be refunded to him.

11. Interest.  No interest will be paid or allowed on any money in the Accounts of participating employees, except to the extent payment of interest on such amount is required by the laws of any applicable jurisdiction.

12. Granting of Option.  On each Offering Date, this Plan shall be deemed to have granted to the participant an option for as many shares (which may include a fractional share) as she will be able to purchase with the amounts credited to her Account during her participation in that offering. Notwithstanding the foregoing, no participant may purchase more than 2,000 shares of stock during any single offering. This number may be adjusted as permitted pursuant to Section 20 of the Plan.

13. Exercise of Option.  Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his option on such date and shall be deemed to have purchased from the Company such number of shares (which may include a fractional share) of common stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will pay for at the Purchase Price.

14. Tax Obligations.  To the extent any (i) grant of an option to purchase shares hereunder, (ii) purchase of shares hereunder, or (iii) disposition of shares purchased hereunder gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Such procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated employees participating in the Plan (or in an offering under the Plan), except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

15. Employee’s Rights as a Shareholder.   No participating employee shall have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 13 above and the stock has been issued by the Company.

16. Evidence of Stock Ownership.

16.1 Following the end of each offering, the number of shares of common stock purchased by each participant shall be deposited into an account established in the participant’s name at the ESPP Broker.

16.2 A participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in her account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s account at the ESPP Broker until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing or request that a stock certificate be issued and delivered to her.

16.3 Notwithstanding the above, a participant who is not subject to income taxation under the Code may move his shares to another brokerage account of his choosing or request that a stock certificate be issued and delivered to him at any time, without regard to the satisfaction of the Section 423(a) holding period.

17. Rights Not Transferable.   No employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to her Account or an option or any rights with regard to the exercise of an option or rights to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw funds in accordance with Section 9. During the employee’s lifetime, only the employee can make decisions regarding the participation in or withdrawal from an offering under the Plan.

18. Termination of Employment.   Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a participating employee shall be paid to the employee or his estate. Whether and when employment shall be deemed terminated for purposes of this Plan shall be determined by the Committee in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

19. Amendment or Discontinuance of the Plan.   The Committee shall have the right at any time and without notice to amend or modify the Plan except to the extent the Board has reserved such authority to itself with respect to any aspect of the Plan, and the Board shall have the right at any time and without notice to amend, modify or terminate the Plan; provided, that no employee’s existing rights under any offering already made under Section 4 hereof may be adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 20, increase above two hundred million (200,000,000) shares the total number of shares to be offered unless shareholder approval is obtained therefor.

20. Changes in Capitalization.   In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the common shares of the Company, the Committee may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last business day of such reduced offering period, or terminating an offering and refunding participants’ Account balances.

21. Share Ownership.   Notwithstanding anything herein to the contrary, no employee shall be permitted to subscribe for any shares under the Plan if such employee, immediately after such subscription, owns shares (including all shares which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership, and shares which the employee may purchase under outstanding options shall be treated as owned by the employee. In addition, no employee shall be allowed to subscribe for any shares under the Plan which permits his rights to purchase shares under all “employee stock purchase plans” of the Company and its parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time. Notwithstanding the above, lower limitations may be imposed with respect to participants in a Non-Statutory Plan or participants in the Statutory Plan who are subject to laws of a foreign jurisdiction where lower limitations are required.

22. Administration and Board Authority.

22.1 The Plan shall be administered by the Board. The Board may delegate any or all of its authority and obligations under this Plan to such committee or committees (including without limitation, a committee of the Board) or officer(s) of the Company as it may designate. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board. The authority that may be delegated by the Board includes, without limitation, the authority to (i) establish Non-Statutory Plans and determine the terms of such sub-plans, (ii) designate from time to time which Subsidiaries will participate in the Statutory Plan, which Subsidiaries and Affiliates will be Participating Companies, and which Participating Companies will participate in a particular Non-Statutory Plan, (iii) determine procedures for eligible employees to enroll in or withdraw from a sub-plan, setting or changing payroll deduction percentages, and obtaining necessary tax withholdings, (iv) allocate the available shares under the Plan to the sub-plans for particular offerings, and (v) adopt amendments to the Plan or any sub-plan including, without limitation, amendments to increase the shares available for issuance under the Plan pursuant to Section 20 (but not including increases in the available shares above the maximum permitted by Sections 6 and 20 which shall require Board and shareholder approval).

22.2 The Committee shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Committee may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Committee will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary or Affiliate that is organized under the laws of a country other than the United States of America when the Committee deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries or Affiliates. Such changes may include, without limitation, the exclusion of particular Subsidiaries or Affiliates from participation in the plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Participating Company will apply only to such Participating Company, and will apply equally to all similarly situated employees of such Participating Company. The rights and privileges of all employees granted options under the Statutory Plan shall be the same. To the extent any changes approved by the Committee would jeopardize the tax-qualified status of the Statutory Plan, such change shall cause the Participating Companies affected thereby to be considered to be Participating Companies under a Non-Statutory Plan or Non-Statutory Plans instead of the Statutory Plan.

23. Notices.   All notices or other communications by a participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24. Termination of the Plan.   This Plan shall terminate at the earliest of the following:

24.1 December 31, 2012;

24.2 The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a participating employee to exercise the option to purchase shares for as many shares as the balance of her Account will allow at the price set forth in accordance with Section 5. If the employee elects to purchase shares, any remaining balance of her Account will be refunded to her after such purchase.

24.3 The date the Board acts to terminate the Plan in accordance with Section 19 above.

24.4 The date when all shares reserved under the Plan have been purchased.

25. Limitations on Sale of Stock Purchased Under the Plan.   The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. An employee, therefore, may sell stock purchased under the Plan at any time he chooses, subject to compliance with any applicable Federal, state or foreign securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

26. Governmental Regulation.   The Company’s obligation to sell and deliver shares of the Company’s common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares.

27. No Employment/Service Rights.   Nothing in the Plan shall confer upon any employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing such person), or of any employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

28. Dates and Times.   All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Pacific Time. Business days for purposes of the Plan are U.S. business days.

29. Masculine and Feminine, Singular and Plural.   Whenever used herein, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

* All share numbers in the Plan reflect the 2-for-1 stock split effected February 2003.